Exhibit 99.03

Human Cortical Neural Stem Cells Expressing IGF - 1: A Novel Cellular Therapy for Alzheimer’s Disease Lisa McGinley Ph.D. and Eva L. Feldman M.D. Ph.D. University of Michigan - No disclosures Osama N. Kashlan M.D., Kevin S. Chen M.D., Elizabeth S. Bruno B.S., Karl Johe Ph.D.

AD: a Significant Public Health Concern Adapted from L . E . Herbert, et al ., Neurology, May 2013 No disease modifying therapy

Drug d evelopment & t argets • 412 trials registered 2002 - 2012 • Targets: A β , Tau, inflammation • 99.6% f ailure rate since 2002 • Alternative approaches are necessary! J . L. Cummings , et al ., Alz . Res . & Ther . , July 2014

Stem Cell Therapies… A New Era?

Human Cortical Neural Stem Cells (NSCs) NSCs supplied by Neuralstem Inc .: – N ormal cell function – Differentiate into GABAergic neurons – Produce GDNF, BDNF & increased VEGF, IGF - 1 – Neuroprotective – Survive grafting into the AD brain in vivo – Efficacy in vivo ?

Hypothesis: Grafted NSCs will improve cognitive impairment in AD. NSCs will establish and support synaptic connections and prevent neuronal loss by mitigating disease pathologies. Aims & Hypothesis Aims : 1. Determine impact of intracranial NSC transplantation in the APP/PS1 mouse 2. Assess potential efficacy in terms of cognitive benefit 3. Begin to identify possible mechanisms underlying efficacy it is was observed

Study Design MWM NOR NOR NOR NOR 28 Euthanize 12 16 22 26/27 8 APP/PS1 NSC FF Injection Groups: 1. AD + sham (+FK506) 2. AD + NSC (+FK506) 3. WT non - tg Outcome measurements: 1. Behavior – NOR, MWM 2. Tissue – Graft analysis - AD pathology Target: Fimbria Fornix

Novel Object Recognition Exploration Novel Test • Short - term non - associative memory • Longitudinal testing • Each NOR test is 2 days – Day 1 habituation (3 x 240s) – Day 2 NOR: 300s exploration & 300s novel (30 - 45 min delay) Behavioral & Functional Neuroscience Laboratory http://sbfnl.stanford.edu/

NSCs Impact Short - term Memory *p< 0 . 05 . T Test

Morris Water Maze • Spatial reference memory • Training: – Hidden platform – 5 days – 6 trials per day (6 x 60s per mouse) • Probe test: – No platform – Day 6 – One 60s trial Neuromorphics Laboratory, http://nl.bu.edu/

NSCs Impact Spatial Learning and Memory *p< 0 . 05 (one way ANOVA) Training:

NSCs Impact Spatial Learning and Memory *p< 0 . 05 (one way ANOVA) Probe test:

NSCs Migrate to the Hippocampus Unpublished data

NSCs Reduce AD Pathology ***p< 0 . 0001 , unpublished data AD + sham AD + NSC Hippocampus

Possible Mechanism: Microglial Activation? **p< 0 . 001 , unpublished data 100µm 0

Summary & Future Directions NSCs: - Survive in vivo transplantation and migrate to the hippocampus - I mprove cognition in AD mice - Reduce Aβ plaque load in AD mice - Result in increased activated microglia Next steps: - Continue to interrogate possible therapeutic mechanisms - Test in alternative AD models - Targeting and safety in large animals

Acknowledgements Feldman Lab Lisa McGinley Ph.D. Osama Kashlan M.D. Liz Bruno B.S. Kevin Chen M.D. Carey Backus B.S. Samy Kashlan M.D. John Hayes B.S. Seth Feldman Geoff Murphy Ph.D. Karl Johe Ph.D. ( Neuralstem Inc .) Tom Hazel Ph.D. ( Neuralstem Inc.) Julia Raykin Ph.D. (Georgia Tech) Funding Support A. Alfred Taubman Medical Research Institute Program for Neurology Research & Discovery Robert E. Nederlander Sr. Program for Alzheimer’s Research